EXHIBIT 99.1

SJW GROUP ANNOUNCES 2017 FIRST QUARTER FINANCIAL RESULTS

SAN JOSE, CA, April 26, 2017 – SJW Group (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2017. Net income was $3.7 million for the quarter ended March 31, 2017, compared to $3.4 million for the same period in 2016. Diluted earnings per share were $0.18 and $0.16 for the quarters ended March 31, 2017 and 2016, respectively.

Operating revenue was $69.0 million for the quarter ended March 31, 2017 compared to $61.1 million in the same period in 2016. The $7.9 million increase in revenue was primarily attributable to $8.6 million in cumulative rate increases and $500,000 in higher revenue recorded in our Water Conservation Memorandum Account ("WCMA"), partially offset by $1.6 million in lower customer usage. WCMA revenue included $1.4 million related to a redistribution of certain customer accounts between residential and business customers for the year ended December 31, 2016.

Water production expenses for the first quarter of 2017 were $26.1 million compared to $20.6 million for the same period in 2016, an increase of $5.5 million. The increase in water production expenses was attributable to $3.6 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $2.3 million in higher expenses due to a decrease in the use of available surface water supplies, partially offset by $400,000 in lower customer water usage. Operating expenses, excluding water production costs, increased $2.2 million to $32.1 million from $29.9 million. The increase was primarily due to $936,000 of higher depreciation expenses due to assets placed in service in 2016, $900,000 of higher administrative and general expenses, and $477,000 in higher property taxes and other non-income taxes.

The effective consolidated income tax rates were approximately 30% and 39% for the quarters ended March 31, 2017 and 2016, respectively. The change was primarily due to adoption of Accounting Standards Update 2016-09, "Improvements to Employee Share-Based Payment Accounting" in the first quarter of 2017. Upon adoption, the Company recognized excess tax benefits of $500,000 relating to share-based awards through income taxes. Prior to adoption, excess tax benefits were recorded as additional paid-in capital. The Company does not expect the adoption to have a material impact on the effective consolidated income tax rate for the year.

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.2175 per share. The dividend is payable on June 1, 2017 to shareholders of record on May 8, 2017.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2017	2016
OPERATING REVENUE	$69,045	61,112
OPERATING EXPENSE:
Production Expenses:
Purchased water	13,924	9,697
Power	1,287	1,237
Groundwater extraction charges	7,410	6,448
Other production expenses	3,511	3,232
Total production expenses	26,132	20,614
Administrative and general	12,605	11,705
Maintenance	3,661	3,811
Property taxes and other non-income taxes	3,695	3,218
Depreciation and amortization	12,119	11,183
Total operating expense	58,212	50,531
OPERATING INCOME	10,833	10,581
OTHER (EXPENSE) INCOME:
Interest expense	(6,057)	(5,435)
Other, net	463	354
Income before income taxes	5,239	5,500
Provision for income taxes	1,568	2,122
NET INCOME	3,671	3,378
Other comprehensive income, net	116	530
COMPREHENSIVE INCOME	$3,787	3,908

EARNINGS PER SHARE:
Basic	$0.18	0.17
Diluted	$0.18	0.16
DIVIDENDS PER SHARE	$0.22	0.20
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,486	20,414
Diluted	20,655	20,561

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2017	December 31, 2016
ASSETS
Utility plant:
Land	$18,078	17,923
Depreciable plant and equipment	1,566,643	1,554,016
Construction in progress	88,369	70,453
Intangible assets	25,090	23,989
Total utility plant	1,698,180	1,666,381
Less accumulated depreciation and amortization	532,841	520,018
Net utility plant	1,165,339	1,146,363

Real estate investments	56,170	62,193
Less accumulated depreciation and amortization	10,246	11,734
Net real estate investments	45,924	50,459
CURRENT ASSETS:
Cash and cash equivalents	7,092	6,349
Restricted cash	8	19,001
Accounts receivable and accrued unbilled utility revenue	48,016	53,795
Long-lived assets held-for-sale	4,276	—
Current regulatory assets, net	10,469	16,064
Other current assets	3,875	4,402
Total current assets	73,736	99,611
OTHER ASSETS:
Investment in California Water Service Group	3,585	3,390
Regulatory assets, net	139,387	135,709
Other	7,806	7,844
	150,778	146,943
	$1,435,777	1,443,376

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	21
Additional paid-in capital	82,167	81,715
Retained earnings	337,572	338,386
Accumulated other comprehensive income	1,640	1,524
Total stockholders' equity	421,400	421,646
Long-term debt, less current portion	433,388	433,335
Total capitalization	854,788	854,981
CURRENT LIABILITIES:
Line of credit	—	14,200
Current portion of long-term debt	127	125
Accrued groundwater extraction charge, purchased water and purchased power	10,392	10,846
Accounts payable	20,723	18,739
Accrued interest	6,729	6,309
Other current liabilities	12,809	13,354
Total current liabilities	50,780	63,573

DEFERRED INCOME TAXES	207,016	205,203
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	238,561	236,391
POSTRETIREMENT BENEFIT PLANS	72,092	70,177
OTHER NONCURRENT LIABILITIES	12,540	13,051
	$1,435,777	1,443,376

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